EXHIBIT 99.2

Latin American-Focused SPAC Rose Hill Acquisition Corporation Announces Closing of Initial Public Offering and Exercise of Over-Allotment Option

ATLANTA, GEORGIA, October 18, 2021 /PRNewswire/ — Rose Hill Acquisition Corporation (the “Company”) today announced the closing of its initial public offering (the “Offering”) of 12,500,000 units at a price of $10.00 per unit. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants will be exercisable. The underwriter exercised their over-allotment option in full for an additional 1,875,000 units, which overallotment will close simultaneously with the closing of the Offering. As a result, the aggregate gross proceeds of the Offering, including the over-allotment, are $143,750,000, prior to deducting underwriting discounts, commissions and other offering expenses.

The Company’s units began trading on the Nasdaq Global Market (“Nasdaq”) on October 14, 2021, under the ticker symbol “ROSEU.” Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the Nasdaq under the symbols “ROSE” and “ROSEW,” respectively.

Cantor Fitzgerald & Co. acted as the sole book-running manager for the offering.

The Offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022; Email: prospectus@cantor.com.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 13, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Rose Hill Acquisition Corporation

Rose Hill Acquisition Corporation is a newly formed blank check company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

While the Company may pursue an initial business combination target in any business, industry or geographic location, the Company intends to focus on companies that operate in Latin American markets with an enterprise value of between $400 million to $1.0 billion.

Forward Looking-Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Juan Jose Rosas

Co-CFO and Director

jj@rosehillacq.com

+1 (607) 279-2371

Albert Hill

Co-CFO and Director

al@rosehillacq.com

+1 (404) 973-7681

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